TIMOTHY C. MAGUIRE
Pierce Atwood LLP
100 Summer Street, 2250
Boston, MA 02110
PH 617.488.8140
FX 617.824.2020
tmaguire@pierceatwood.com
pierceatwood.com

July 16, 2012

TranSwitch Corporation

Three Enterprise Drive

Shelton, CT 06484

Re: Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to TranSwitch Corporation, a Delaware corporation (the “Company”) in connection with the sale by the Company of up to $11,000,000 of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and 297,030 shares of the Common Stock (collectively, the “Shares”), in accordance with the terms of that certain Common Stock Purchase Agreement dated July 16, 2012 by and between the Company and Aspire Capital Fund, LLP (the “Purchase Agreement”).  The Shares are included in a Registration Statement on Form S-3 (Registration No. 333-162609) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  We refer to our opinion dated October 21, 2009, included as Exhibit 5.1 to the Registration Statement.  We also refer to the prospectus supplement dated on or about July 17, 2012 and the accompanying prospectus included in the Registration Statement (collectively, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined, are familiar with, and have relied as to factual matters solely upon, copies of the following documents for the purpose of rendering this opinion (collectively, the “Documents”):

1.	The Registration Statement;

2.	The Prospectus;

3.	The Purchase Agreement;

4.	The Amended and Restated Certificate of Incorporation of the Company, as amended;

5.	The Second Amended and Restated Bylaws of the Company; and

TranSwitch Corporation

July 16, 2012

6.	The corporate minute or other records of the Company pertaining to the Registration Statement, the Prospectus and the Shares.

For purposes of this opinion, we have assumed, without any investigation, (i) the legal capacity of each natural person, (ii) the full power and authority of each entity and person other than the Company to execute, deliver and perform each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or hereafter to be done by such entity or person, (iii) the due authorization by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or to be done by such entity or person, (iv) the due execution and delivery by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered by such entity or person, (v) the legality, validity, binding effect and enforceability of each document heretofore executed and delivered or hereafter to be executed and delivered by each entity or person other than the Company and of each other act heretofore done or hereafter to be done by such entity or person, (vi) the genuineness of each signature on, and the completeness of each document submitted to us as an original, (vii) the conformity to the original of each document submitted to us as a copy, (viii) the authenticity of the original of each document submitted to us as a copy, (ix) the completeness, accuracy and proper indexing of all governmental and judicial records searched and (x) no modification of any provision of any document, no waiver of any right or remedy and no exercise of any right or remedy other than in a commercially reasonable and conscionable manner and in good faith.

The opinion expressed herein is based solely upon (i) our review of the Documents, (ii) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein, and (iii) such review of published sources of law as we have deemed necessary.

Our opinion contained herein is limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth below, we are of the opinion that the Shares have been duly authorized by all necessary corporate actions of the Company and, upon issuance and delivery of the Shares in exchange for all consideration therefor in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid, and non-assessable.

We express no legal opinion upon any matter other than that explicitly addressed above, and our express opinion therein contained shall not be interpreted to be implied opinions upon any other matter.

TranSwitch Corporation

July 16, 2012

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on the date hereof and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

Pierce Atwood LLP